EMPLOYMENT AGREEMENT

EMPLOYMENT ENGAGEMENT AGREEMENT BETWEEN:  Vanguard
Airlines ("The Company") and Jeff S. Potter ("The
Employee"). Terms and conditions of the agreement are detailed below and subject to Board Approval.

POSITION: the company shall employ the employee in the role and position of President and Chief
Executive Officer. Responsibilities in this capacity shall include, but not limited to, overall supervision and management of the company as is typical and expected of corporate CEO. In addition to the management role described, the employee shall assume a position on the company's Board.

TERM: the company shall engage in an employee contract with the employee for a term of three (3) years, effective May 25, 2000 through May 31,
2003. Official first day of employment shall be May 25, 2000, however depending on current employee's employer requirement(s); employee shall make all efforts to begin employ prior to that date. As long as the employee is employed as the President and CEO of the company, he shall maintain his role as a member of the company's board of directors.

COMPENSATION: during the employment period, the company shall pay employee for services at the following salary rate(s) per annum: Year 1 -
$225,000; Year 2 - $250,000; Year 3 - $275,000. In
addition, the employee shall receive one-time
"signing" bonus of $65,000 within 14 days of this agreement signing by both parties. This signing bonus can be satisfied with a stock grant. Stock to be valued at the average between the daily high and low on the first day of employment.

In addition, within 30 days of signing this agreement by both parties, the employee and Chairman shall mutually agree upon compensation bonus program for up to 50% of employee's annual salary. Bonus shall be based on RASM and CASM (minus fuel) achievements agreed upon by both parties. Bonus, if earned, shall be paid at the end of each calendar year for the prior year's performance and is effective at time of employment by employee.

In addition, the company shall, for the employee's entire term of employment, provide reasonable expenses incurred in connection with company business, employee's housing and transportation costs. If, at some time within the three (3) year contract term the employee elects to relocate primary residence, company shall pay for move of employee's family and household goods. At time of relocation, company no longer is required to pay for housing and transportation costs.

OPTIONS: the company shall grant employee options to purchase shares equivalent to 6 percent of company's full diluted stock, at time of agreement signing, par value $0.001 per share. Exercise price will be set at lowest stock price between date of signing this agreement by both parties and actual first date of employment. Options will be vested over three (3) years (33.34 percent per year). Employee shall retain 6 percent of company's full diluted stock through period allowing for $20,000,000 additional financing to the company. At any point beyond this

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financing stage, employee shall incur same stock
dilution as accepted and agreed upon by all stockholders.

BENEFITS: Employee will have the opportunity to participate in all benefit programs provided by the company effective with first day of employment. In addition, group benefit and medical plan shall become effective for employee and family effective on first day of employment.

Employee and family shall become eligible for all company travel privileges effective upon agreement signing by both parties. If employee were to leave the company for whatever reason, the employee and his family will have travel privileges for a period of five (5) years.

TERMINATION OF EMPLOYMENT: this agreement may be terminated by the company upon occurrence of any of the following items: (1) for "cause" or (2) death or disability of employee. Obligations of the company for employee termination for (1) "cause" shall be reimbursement for expenses and salary incurred through the date of termination. All unvested options will lapse and become void. Obligations for
(2) death or disability shall be one year salary payable to employee's noted beneficiary and vesting of 1/2 of all unvested options in addition to vested options payable to employee's beneficiary. Company obligations for termination of employee for any other reason than described is full payment of two year's salary. In addition, all options become immediately vested. Employee, under 90 days notice, may terminate this agreement for any reason. Under this scenario, employee shall receive salary and reimbursement for expenses incurred prior to and including final day of employment. All unvested stock options shall lapse and become void.
ADDITIONAL ITEMS: Upon employment, the employee and the company will use best efforts to finalize and further detail portions of this agreement. Further items may include, but are not limited to, issues such as company buyout/merger conditions and the effect on employment of the employee. All further discussions and items to be concluded within 30 days of employee's employment with the company and must be mutually agreed upon by both parties.

/s/ Robert J. Spane                     /s/ Jeff S.Potter
- -----------------------                 -----------------------
Robert J. Spane                         Jeff S.Potter

Date:  May 17, 2000                     Date:  May 18, 2000